AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2009

REGISTRATION NO. __________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RG GLOBAL LIFESTYLES, INC.
(Exact name of registrant as specified in its charter)

California	33-0230641
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5090
(Primary Standard Industrial
Classification Code Number)

2007 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN
(Full title of the Plan)

1200 N. Van Buren St., Suite A
Anaheim, CA 92807
(949) 888-9500 - telephone/(949) 888-9525 - fax
(Address and telephone number of principal executive office)

Richard Lambright
27121 TOWNE CTR DR STE 245
FOOTHILL RANCH, CA 92610
(949) 651-6344 - telephone/(949) 651-1609 - fax
(Name, address and telephone number of agent for service)

COPIES TO:
STOEL RIVES LLP
900 SW 5th Street, Suite 2600
Portland, OR 97204
Telephone: 503.224.3380
Facsimile: 503.220.2480

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Registration Fee
to be Registered (1)	Registered (2)	Share	Price	(3)
Common Stock, $0.001 Par Value	6,000,000	$0.06	$360,000	$20.09

(1)	The securities to be registered include options to acquire Common Stock and consist of 6,000,000 shares of common stock issuable under Company's 2007 Incentive and Nonstatutory Stock Option Plan.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)
The registration fee is based upon the maximum exercise price of the stock options calculated pursuant to Rule 457(h), which provides that the fee shall be $55.80 per $1,000,000 of the proposed maximum offering price of the securities proposed to be offered.

PART II

Item 3.  Incorporation of Documents by Reference.

The Company incorporates the following documents by reference in the registration statement:

The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2008, the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008, and the description of the Company's common stock contained in the Company's Registration Statement on Form SB-2, as amended September 19, 2006.

All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Officers and Directors

The Company's Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Section 317 of the California Corporations Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 317 also provides that the indemnification provided by this section is not exclusive to the extent additional rights are authorized in a corporation's articles of incorporation.

The Company's Articles of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

5	Opinion of Stoel Rives LLP, consent included, relating to the issuance of the securities pursuant to the Plan

10.1	2007 Incentive and Nonstatutory Stock Option Plan, dated May 3, 2006 (1)

23.1	Consent of Stoel Rives LLP (contained in their opinion set forth as Exhibit 5)

23.2	Consent of McKennon, Wilson & Morgan LLP, Certified Public Accountants

(1) Incorporated by reference to Appendix A of RG Global Lifestyles, Inc. proxy statement on Form PRE14A as filed July 27, 2007.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Anaheim, County of Orange, State of California, on the 31st day of March, 2009.

RG Global Lifestyles, Inc.

By:	/s/ Grant King
Grant King, President and CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date: March 31, 2009	By: /s/ Grant King
Grant King, President, CEO, Director
(Principal Executive Officer)

Date: March 31, 2009	By: /s/ Richard Lambright
Richard Lambright, Controller
(Principal Accounting Officer)

Date: March 31, 2009	By: /s/ Juzer Jangbarawala
Juzer Jangbarwala, Director

Date: March 31, 2009	By: /s/ Steve Ritchie
Steve Ritchie, Director

Date: March 31, 2009	By: /s/ David Koontz
David Koontz, Director

Exhibit Index

5	Opinion of Stoel Rives LLP relating to the issuance of the securities pursuant to the 2007 Incentive and Nonstatutory Stock Option Plan

10.1	2007 Incentive and Nonstatutory Stock Option Plan, dated December 26, 2007 (1)

23.1	Consent of Stoel Rives LLP (contained in their opinion set forth as Exhibit 5)

23.2	Consent of McKennon, Wilson & Morgan LLP, Certified Public Accountants

(1) Incorporated by reference to Appendix A of RG Global Lifestyles, Inc. proxy statement on Form PRE 14A as filed July 27, 2007.